Exhibit 9.1

VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is made and entered into as of December 6, 2006 by and among Dayton Superior Corporation, an Ohio corporation (including any successor corporation, “Dayton”), Odyssey Investment Partners Fund, LP (“Odyssey”), and the individuals listed on the signature page hereto (“Management Stockholders”).

RECITALS

WHEREAS, Dayton, Odyssey and the Management Stockholders are parties to that certain Management Stockholders’ Agreement, dated as of June 16, 2000 (as amended or restated from time to time, the “Stockholders’ Agreement”); and

WHEREAS, it is the belief of each Management Stockholder that it is in the best interests of such Management Stockholder for Odyssey to exercise such Management Stockholder’s power to vote all shares of common stock of Dayton now owned or hereafter acquired by such Management Stockholder (the “Subject Securities”) in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Irrevocable Proxy. Effective as of the Effective Time (as defined below), each Management Stockholder hereby grants to Odyssey or its designated affiliate such Management Stockholder’s proxy, and appoints Odyssey or its designated affiliate as such Management Stockholder’s attorney-in-fact (with full power of substitution), to vote or act by written consent with respect to the Subject Securities in connection with any and all matters, including, without limitation, all matters as to which any stockholder vote or actions may be requested or required. This proxy is coupled with an interest and shall be irrevocable, and each Management Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Subject Securities.

2.             Representations and Warranties of the Management Stockholders. Each of the Management Stockholders hereby severally and not jointly represents and warrants to Odyssey that all corporate, partnership or trust action, if applicable, on the part of such Management Stockholder necessary for the authorization, execution and delivery of this Agreement has been taken and this Agreement constitutes the valid and legally binding obligation of the Management Stockholder enforceable against such Management Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights, and rules of law governing specific performance.

3.             Covenants of the Management Stockholders. Each Management Stockholder hereby covenants severally and not jointly to not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling such Management Stockholder from performing its obligations under this Agreement.

4.             Specific Performance. Each Management Stockholder hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Management Stockholder shall be specifically enforceable and that Odyssey shall be entitled to injunctive or other equitable relief upon such a breach by any Management Stockholder. This provision is without prejudice to any other rights that Odyssey may have against a Management Stockholder for any failure to perform the Management Stockholder’s obligations under this Agreement.

5.             Term, Status and Termination.

5.1.          Term. The initial term of this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Time and ending on December 31, 2007, unless earlier terminated as provided in Section 5.3. The Initial Term shall be automatically extended for an additional one-year period (the “Extension Term” and, collectively with the Initial Term, the “Term”); provided that (x) Odyssey will be entitled to terminate this Agreement at any time upon 10 business day’s prior written notice and (y) each Management Stockholder will be entitled to terminate this Agreement (as to itself only), effective at the end of the Initial Term, by giving at least 10 business day’s prior written notice to each of the other parties to this Agreement at any time during the month of December 2007.

5.2.          Status of Subject Securities. Shares of Dayton common stock held by a Management Stockholder will cease to be Subject Securities upon a bona fide sale of such shares by such Management Stockholder to an unaffiliated third party.

5.3.          Termination. Each Management Stockholder will be released from this Agreement upon the following occurrences:

(i)            the first date on which Dayton satisfies the listing requirements of the Nasdaq Global Market for a company not entitled to the benefits of the “controlled company” exemption under Nasdaq Rule 4350(c); or

(ii)           the disposition by such Management Stockholder of all of such Management Stockholder’s equity interests in Dayton.

6.             Miscellaneous.

6.1.          Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement between Odyssey and the Management Stockholders relative to the voting of the Subject Securities and/or the granting of a proxy and supersedes any and all prior or contemporaneous oral or written agreements, understandings and discussions with respect thereto. Subject to the limitations hereof, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.2.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

6.3.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4.          Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

6.5.          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

6.6.          Effective Time. The proxy and power of attorney granted pursuant to Section 1 hereof by each Management Stockholder with respect to each Subject Security shall be effective upon the consummation of Dayton’s initial public offering of common stock (“the Effective Time”).

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DAYTON SUPERIOR CORPORATION

By:	/s/ DOUGLAS W. ROTATORI
Name: Douglas W. Rotatori
Title: Managing Principal

ODYSSEY INVESTMENT PARTNERS
FUND, LP

By:	ODYSSEY CAPITAL PARTNERS, LLC,
its General Partner

By:	/s/ DOUGLAS W. ROTATORI
Name: Douglas W. Rotatori
Title: Managing Principal

MANAGEMENT STOCKHOLDERS

/s/ ERIC R. ZIMMERMAN
Eric R. Zimmerman

/s/ RAYMOND E. BARTHOLOMAE
Raymond E. Bartholomae

/s/ EDWARD J. PUISIS
Edward J. Puisis